                                                                     Exhibit 5.1
                                   LAW OFFICES
                   Nelson Mullins Riley & Scarborough, L.L.P.
                   A REGISTERED LIMITED LIABILITY PARTNERSHIP

                           999 PEACHTREE STREET, N.E.
                                FIRST UNION PLAZA
                                   SUITE 1400
                             Atlanta, Georgia 30309
                            TELEPHONE (404) 817-6000
                            FACSIMILE (404) 817-6050
                                  www.nmrs.com



                                  June 21, 1999


Towne Services, Inc.
3295 River Exchange Drive
Suite 350
Norcross, Georgia  30092

         We have acted as counsel to Towne Services, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-1 (Reg. No. 333-76859) (the "Registration Statement") under the Securities Act of 1933, covering the offering of up to 8,050,000 shares (the "Shares") of the Company's Common Stock, no par value per share. In connection therewith, we have examined such corporate records, certificates of public officials and other documents and records as we have considered necessary or proper for the purpose of this opinion.

         Based on the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that the Shares, when issued and delivered as described in the Registration Statement, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

                                  Very truly yours,

                                  /s/ Nelson Mullins Riley & Scarborough, L.L.P.

                                  Nelson Mullins Riley & Scarborough, L.L.P.